Exhibit 10.4

Oil States International, Inc.

Annual Incentive Compensation Plan

January 1, 2017

1.	INTENT.

The purpose of this Annual Incentive Compensation Plan (the “Plan”) is to promote the interests of Oil States International, Inc. (the “Company”) and its stockholders by motivating the key employees of the Company and its affiliates to produce outstanding results, encouraging superior performance, increasing productivity, and aiding in the ability to attract and retain such key employees through annual cash bonus opportunities.

2.	PLAN GUIDELINES.

The administration of the Plan and any potential financial remuneration to come as a result of its implementation is subject to the determination by the Compensation Committee of the Company’s Board of Directors that the performance goals for the applicable periods have been achieved. The Plan is an additional compensation program designed to encourage Plan participants (designated by the Company’s Compensation Committee) to exceed specified objective performance targets for the designated period. Payments under the Plan will be made upon approval by the Company’s Compensation Committee after it reviews the performance results for the designated period. Payments under the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	PERFORMANCE TARGETS.

3.1     Designation of Performance Targets. During the first 90 days of each Plan Year, the Compensation Committee shall approve the performance target or targets to be used for each calendar year (a “Plan Year”) for determining the bonuses to be paid as a result of this Plan. Performance targets may be based on Company, regional, business units and/or individual achievements, or any combination of the same or on such other factors as the Compensation Committee may determine. Different performance targets may be established for different Participants for any Plan Year. Targets will be established at a time when the performance related to such targets is substantially uncertain. Satisfactory results as determined by the Compensation Committee, in its sole discretion, must be achieved in order for a performance payment to occur under the Plan.

3.2     Equitable Adjustment to Performance Targets. The performance criteria applicable to any Participant for a Plan Year shall be subject to equitable adjustment at the sole discretion of the Compensation Committee to reflect the occurrence of any extraordinary or nonrecurring significant events during the Plan Year. Such events shall include, but not be limited to, (a) changes in accounting principles, (b) changes in laws and regulations, (c) significant unbudgeted capital expenditures (d) unreported gains or losses, (e) acquisitions, consolidations, reorganizations, restructings or other similar corporate changes. Notwithstanding the foregoing, any such adjustments shall be permitted only if in compliance with the requirements of “performance-based compensation” under Section 162(m) of the Code.

4.	PARTICIPANTS.

Employees of the Company and its affiliates eligible to participate in the Plan shall be designated by the Compensation Committee, in consultation with the Company’s President.

5.	PERFORMANCE PAY.

A Participant’s designated target bonus for a Plan Year will be determined under criteria established or approved by the Compensation Committee for that Plan Year. In the discretion of the Compensation Committee, different target bonuses may be established for Participants. Care will be used in communicating to any Participant his performance targets and potential performance award for a Plan Year. In no event shall a participant receive a payment pursuant to the Plan that exceeds $5,000,000.00 for any Plan Year. The amount of target bonus, if any, a Participant may receive for any Plan Year will depend upon the performance level achieved for that Plan Year, as determined by the Compensation Committee no later than the fifteenth day of the third month following the end of such Plan Year. Payment of a performance bonus for any Plan Year shall be made no later than the fifteenth day of the third month following the end of such Plan Year.

6.	TERMINATION OF EMPLOYMENT.

A Participant's termination of employment for any reason prior to a performance payment will result in the Participant’s forfeiture of any right, title or interest in a performance payment under the Plan, unless and to the extent waived by the Compensation Committee, in its sole discretion.

7.	AMENDMENT AND TERMINATION.

The Company’s Compensation Committee, at its sole discretion, reserves the right to amend the Plan and to terminate the Plan at any time.

8.	ADMINISTRATION OF PLAN.

8.1     Administration. The Compensation Committee may delegate the responsibility for the day-to-day administration and operation of the Plan to the President (or his designee(s)) of the Company or any participating affiliate. The Compensation Committee (or the person(s) to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan. Any determination made by the Compensation Committee (or the person(s) to which administrative authority has been delegated) shall be final and conclusive and binding on all persons.

8.2     Indemnification. Neither the Company, any participating affiliate, the Board of Directors, any member or any committee thereof, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company’s Board of Directors, the Compensation Committee and/or the employees of the Company and any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

9.	GENERAL PROVISIONS.

9.1     Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to discharge a Participant, with or without cause.

9.2     Interests Not Transferable. No benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

9.3     Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Compensation Committee or its designee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Compensation Committee or its designee may select, and each participating affiliate shall be relieved of any further liability for payment of such amounts.

9.4     Tax Withholding. The Company and/or any participating affiliate may deduct from any payments otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

9.5     Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

9.6     Controlling Law. To the extent not superseded by federal law, the law of the State of Texas shall be controlling in all matters relating to the Plan.

9.7     No Rights to Award. No person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of participants. The terms and conditions of awards need not be the same with respect to each recipient.

9.8     Clawback Policy. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, amounts paid or payable pursuant to or with respect to performance bonuses shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company which clawback policies or procedures may provide for forfeiture and/or recoupment of such amounts paid or payable. Notwithstanding any provision of the Plan or any award to the contrary, the Company reserves the right, without the consent of any recipient of any award under the Plan, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any award with retroactive effect.

9.9     Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

9.10    No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.

9.11     Headings. Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.